EXHIBIT 4.3


        AMENDED CERTIFICATE OF DESIGNATION OF SERIES A PREFERRED STOCK
                        OF FIRST MIDWEST BANCORP, INC.

            PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW
                           OF THE STATE OF DELAWARE


      We, Robert P. O'Meara,  President and Chief Executive Officer,  and Alan
R. Milasius, Senior Vice President and Secretary, of First Midwest Bancorp, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

      That pursuant to the authority conferred upon the Board of Directors, the said Board of Directors on February 15, 1989 adopted resolutions creating a series of 120,000 shares of Preferred Stock designated as Series A Preferred Stock; and

      That pursuant to the authority conferred upon the Board of Directors by the Certificate of Designation of Series A Preferred Stock, the said Board of Directors on May 19, 1993 adopted a resolution amending the Certificate of Designation of Series A Preferred Stock by which the number of shares of Series A Preferred Stock was increased from 120,000 to 130,000; and,

      That pursuant to the authority conferred upon the Board of Directors by the Certificate of Designation of Series A Preferred Stock, the said Board of Directors on November 15, 1995 adopted the following resolutions amending the Certificate of Designation of Series A Preferred Stock:

      WHEREAS,   on  February  15,  1989,  this  Board  of  Directors  adopted resolutions creating a series of 120,000 shares of Preferred Stock designated as Series A Preferred Stock; and,

      WHEREAS, on May 19, 1993, this Board of Directors adopted resolutions amending the number of shares of Series A Preferred Stock from 120,000 to 130,000; and,

      WHEREAS, no shares of Series A Preferred Stock have been issued; and,

      WHEREAS, this Board of Directors desires to increase the number of shares of Series A Preferred Stock from 130,000 to 200,000.

      NOW, THEREFORE, BE IT RESOLVED, that the first sentence of Section (a) of the Form of Certificate of Designation of Series A Preferred Stock of this Corporation is hereby amended to read as follows:

        (a)    Designation   and  Number  of  Shares.     The  distinctive
      designation  of  such   series  shall  be  "Series  A  Preferred  Stock"
      (hereinafter sometimes called the "Series A Preferred Stock") and the number of shares constituting such series shall be 200,000.

      FURTHER RESOLVED, that the statements contained in the foregoing resolution amending the said Series A Preferred Stock by creating 70,000 new shares of Series A Preferred Stock shall, upon the effective date of said amendment, be deemed to be included in and be a part of the Restated Certificate of Incorporation of this Corporation pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of Delaware.

      IN WITNESS WHEREOF, we have executed and subscribed this Amended Certificate and do affirm the foregoing as true under the penalties of perjury as of this 15th day of November, 1995.


                                          FIRST MIDWEST BANCORP, INC.



                                          By
                                            Robert P. O'Meara, President
                                            & Chief Executive Officer

                                          By
                                            Alan R. Milasius, Senior
                                            Vice President & Secretary